LEASE AGREEMENT

THIS LEASE is made between CHARLES FAZIO, SR., hereafter called "Lessor," whose address for purposes of notice under this lease in 1540 Chagrin Road, Gates Mills, Ohio 44040 and Winner Internet Network, Inc., hereinafter called "Lessee," whose address for purposes of notice under this lease is 10 Saragossa Street, St. Augustine, Florida 32084.

     The parties agree as follows:

1. AGREEMENT TO LEASE: DESCRIPTION OF THE PROPERTY. The Lessor leases to the Lessees, and the Lessee rents from the Lessor, the improved commercial real property located at 145 Oviedo Street, St. Augustine, Florida 32084.

2. TERM OF LEASE. The term of this lease shall begin at 12:01 a.m. on 4/13, 1999 and end at 12:00 midnight on 3/30, 2001 on the last day of the three years.

3. RENTAL. Lessee agrees to pay Lessor as rent the sum of $1,683.00 per month during the three year rental term, at the address set forth above, or at any other address the Lessor may designate to the Lessee in writing, plus applicable Sales Tax, all paid in lawful money of the United States of America.

Said rent shall be due in advance on the same date of each month during the term of the Lease, that date being described above as the first date of the Lease Term. Said rent shall be five percent of the total amount of the rent due shall be added for payments made after the 5th day of the month. In the event the check used to pay the monthly rent is returned for insufficient funds, a five percent charge shall be due as a returned check fee. A security deposit in the amount of $1,000.00 shall be payable no later than the date of the execution of this Lease Agreement and shall be maintained by the Lessor or his agent in a non-interest bearing account.

4. TAXES. Lessor shall be responsible for the payment of all municipal, county, and/or state ad valorem taxes assessed during the term of this lease on the leased real property. Lessee shall pay any taxes levied against the personal property of the Lessee in and about the premises.

5. SUBORDINATION. This Lease and all rights of Lessee under it are and shall be subject to and subordinate to the rights of any mortgage holder now or hereafter having a security interest in the Leased Premises or any other encumbrances Lessor desires to place on the property.

6.  LESSEE'S COVENANTS.  Lessee further covenants and agrees as follows:

a. To pay the rent and every installment of it when it comes due; to commit or permit no waste or damages to the premises; to conduct or permit no business or act that is a nuisance or may be in violation of any federal, state, or local law or ordinance; to surrender the premises on expiration or termination of this lease in clean condition and good repair, normal wear and tear excepted, provided, however, that all alterations, additions, and improvements permanently attached and made by Lessee shall become and remain the property of Lessor on the termination of Lessee's occupancy of the premises.

b. To use the premises in a careful and proper manner as a professional office. The operation of the premises shall be in accordance with all ordinances, laws, rules and regulations established by each government entity having jurisdiction over the use and/or operation of the premises.

c. To pay all costs of fuel, electricity and telephone, utilities used on the premises. The accounts for all such utilities shall be held in the name of the Lessee.

d. To maintain at all times during the lease term, at Lessee's cost, a comprehensive public liability insurance policy protecting Lessor against all claims or demands that may arise or be claimed on account of Lessee's use of the premises, in an amount of at least Florida State Minimum for injuries to persons in one accident. Florida State Minimum for injuries to any one person, and Florida State Minimum for damages to property. The insurance shall be written by a company or companies acceptable to Lessor, authorized to engage in the business of general liability insurance in the State of Florida. Lessee shall deliver to Lessor annual certificate demonstrating that insurance is paid up and copies of the insurance policies issued by the insurance companies. At its option, Lessor may request Lessee to obtain a certified statement by each insurance carrier containing a clause providing that the insurance carrier will give Lessor thirty (30) days written notice before any cancellation shall be effective. The insurance policies shall be provided by Lessee and shall be for a period of at least one year. If Lessee fails to furnish policies or certificates showing policies to be paid in full as provided in this lease. Lessor may obtain the insurance, and the premiums on that insurance will be deemed additional rental to be paid by Lessee to Lessor on demand.

e. To indemnify and hold harmless Lessor and the leased premises from all costs, losses, damages, liabilities, expenses, penalties, and fines whatsoever that may arise from or be claimed against Lessor or the leased premises by any person or persons for any injury to person or property or property or damage of whatever kind or character arising from: the use or occupancy of the leased premises by Lessee; from any neglect or fault of Lessee or the agents and the employee of Lessee to comply and conform with all laws, statutes, ordinances, rules and regulations or any governmental body or subdivision now or hereafter in force. If any lawsuit or proceeding shall be brought against Lessor or the leased premises on account of any alleged violations or failure to comply and conform or on account of any damage, omission, neglect, or use of the premises by Lessee, the agents and employees of Lessee, or any other person on the premises, Lessee agrees that Lessee or any other person on the premises will defend it, pay whatever judgments may be recovered against Lessor or against the premises on account of it, and pay for all attorneys' fees in connection with it, including attorneys, fees on appeal.

f. To make no alterations in or additions or improvements to; install any equipment in, or maintain signs advertising its business on the premises without, in each case, obtaining the written consent of Lessor which shall not be unreasonably withheld. Lessee agrees that Lessee will hold Lessor harmless against all expenses, liens, claims, and damages to either property or person that may or might arise because any repairs, alterations, additions, or improvements are made.

7.  LESSOR'S COVENANTS.  Lessor covenants and agrees as follows:

a. To warrant and defend Lessee in the enjoyment and peaceful possession of the premises during the aforesaid term, and to execute such documents as are necessary to authorize Lessee to apply for and obtain those permits necessary to operate the premises for the use specified herein.

b. To pay the costs of water and sewer service, lawn maintenance and pest control.

8. DEFAULT IN PAYMENT OF RENT. If any rent required by this Lease is not paid when due, Lessor will have the option to:

a. Terminate this lease, resume possession of the property, and recover immediately from Lessee the difference between the rent specified in the Lease and the fair rental value of the property for the remainder of the term, reduced to present worth; or

b. Resume possession and release or rent the property for the remainder of the term for the account of Lessee and recover from Lessee at the end of the term or at the time each payment of rent comes due under this lease, whichever Lessor may choose, the difference between the rent specified in the lease and the rent received on the releasing or renting.

c. Upon termination Lessee shall promptly remove any personal property placed upon the premises and leave the premises in a good and clean condition.

9. DEFAULTS OTHER THAN RENT. If either Lessor or Lessee fails to perform or breaches any agreement on this Lease other than the agreement of Leases to pay rent, and this failure or breach continues for ten days after a written notice specifying the required performance has been given to the party failing to perform, (a) the party giving notice may institute action in a court of competent jurisdiction to terminate this lease or to complete performance of the agreement; and the losing party in that litigation, including reasonable attorneys' fees; or (b) Lessor or Lessee may, after 30 days written notice to the other, comply therewith or correct any such breach, and the costs of that compliance shall be payable on demand.

10. INSOLVENCY, BANKRUPTCY, ETC. OF LESSEE. If Lessee is declared insolvent or adjudicated a bankrupt; if Lessee makes an assignment for the benefit of creditors; if Lessee's leasehold interest is sold under execution or by a trustee in bankruptcy; or if a receiver is appointed for Lessee. Lessor, without prejudice to its rights hereunder and at its option, may terminate this lease and retake possession of the premises immediately and without notice to Lessee or any assignee, transferee, trustee, or any other person or persons, using force if necessary.

11. ELECTION BY LESSON NOT EXCLUSIVE. The exercise by Lessor of any right or remedy to collect rent or enforce its rights under this lease will not be a waiver or preclude the exercise of any other right or remedy afforded Lessor by this lease agreement or by statute or law. The failure of Lessor in one or more instances to insist on strict performance or observations of one or more instances to insist on strict performance or observations of one or more of the covenants or conditions of this lease or to exercise any remedy, privilege, or option conferred by this lease on or reserved to Lessor shall not operate or be construed as a relinquishment or future waiver of the covenant or condition or the right enforce it or to exercise that privilege, option or remedy; that right shall continue in full force and effect. the receipt by Lessor of rent or any other payment or part of payment required to be made by the Lessee shall not act to waive any other additional rent or payment then due. Even with the knowledge of the breach of any covenant or condition of this lease, receipt will not operate as or be deemed to be a waiver of this breach, and no waiver by Lessor of any of the provisions of this lease, or any of Lessor's rights, remedies, privileges, or options under this lease, will be deemed to have been made unless made by Lessor in writing.

No surrender of the premises for the remainder of the term of this lease will be valid unless accepted by Lessor in writing. Lessee will not assign nor sublet this lease without Lessor's prior written consent. No assignment or sublease will relieve the assignor or sublessor of any obligation under this lease. Each assignee or sublessee, by assuming such status, will become obligated to perform every agreement of this lease to be performed by Lessee, except that a sublessee shall be obligated to perform such agreements only insofar as they relate to the subleased part of the property and the rent directly to Lessor only after Sublessor's default in payment and written demand from Debtor to Sublessee to pay rent directly to Lessor.

12. ADDRESSES FOR PAYMENTS AND NOTICES. Rent payments and notices to Lessor shall be mailed or delivered to the address set forth on the first page of this lease, unless Lessor advises Lessee differently in writing.

Notices to Lessee may be mailed or delivered to the leased premises, and proof of mailing or posting of those notices to the leased premises will be deemed the equivalent of personal service on Lessee. All notices to either party shall be sent by certified or registered mail, return receipt requested.

13. CAPTIONS. The captions and paragraphs or letters appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the sections or articles of this lease or affect this lease in any way.

14. FLORIDA LAW/ATTORNEY'S FEES. This lease will be governed by the laws of the State of Florida, as to both interpretations and performance. In any action brought to enforce the terms of this Lease Agreement or upon a breach for the recovery of the Leased Premises or unpaid rent, the prevailing party in such action shall be entitled to recover it reasonable attorney's fees and costs from the non-prevailing party.

15. ENTIRE AGREEMENT. This lease sets forth all the promises, agreements, conditions, and understandings between Lessor and Lessee relative to the leased premises. there are no other promises, agreements, conditions, or understandings, either oral or written, between them. No subsequent alteration, amendment, change, or addition to this lease will be binding on Lessor or Lessee unless in writing and signed by them and made a part of this lease by direct reference.

16. TERMS INCLUSIVE. As used herein, the terms "Lessor" and "Lessee" include the plural whenever the context requires or admits.

17. ASSIGNMENT. Lessee may not assign this Lease or sublet the premises or any part thereof, without Lessor's written consent, which consent may be withheld in Lessor's sole discretion.

18. REPRESENTATIVE BOUND HEREBY. The terms of this lease will be binding on the respective successors, representatives, and assigns of the parties.

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Lease Agreement on the 10th day of April 1998.

Signed, sealed, and delivered in our presence as witnesses:


                                                LESSOR:


<signature of witness appears here>             /s/ Charles Fazio
                                               --------------------------

 Charles Fazio


  LESSEE:



  WINNERS INTERNET NETWORK, INC.


   /s/ David Skinner, Jr.

   ---------------------------------------------------

   Its President